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                                                                     EXHIBIT 2
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                          AGREEMENT AND PLAN OF MERGER



                                 BY AND BETWEEN



                                  CHARTER BANK



                                       AND


                        SOUTHTRUST BANK OF FLORIDA, N.A.,

                           SOUTHTRUST OF FLORIDA, INC.

                                       AND

                             SOUTHTRUST CORPORATION



                   DATED AS OF THE 10TH DAY OF DECEMBER, 1996



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                                TABLE OF CONTENTS
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                                                                                                            PAGE

                                                             ARTICLE I

                                                            THE MERGER

Section 1.01      Structure of the Merger..................................................................  2
Section 1.02      Effect on Outstanding Shares.............................................................  3
Section 1.03      Exchange Procedures......................................................................  5
Section 1.04      Seller Stock Options and Related Matters.................................................  7
Section 1.05      Modification of Structure................................................................  9

                                                            ARTICLE II

                                                  REPRESENTATIONS AND WARRANTIES

Section 2.01      Representations and Warranties of the Seller.............................................  9
Section 2.02      Representations and Warranties of SouthTrust, ST-Sub and ST-Bank
                   ........................................................................................ 20

                                                            ARTICLE III

                                                    CONDUCT PENDING THE MERGER

Section 3.01      Conduct of the Seller's Business Prior to the Effective Time............................. 25
Section 3.02      Forbearance by the Seller................................................................ 25
Section 3.03      Conduct of the Business of SouthTrust, ST-Sub and ST-Bank's Prior
                  to the Effective Time.................................................................... 27

                                                            ARTICLE IV

                                                             COVENANTS

Section 4.01      No Solicitation.......................................................................... 28
Section 4.02      Employees, Employee Benefit Plans and Directors.......................................... 28
Section 4.03      Employee Stock Options................................................................... 31
Section 4.04      Access and Information................................................................... 31
Section 4.05      Certain Filings, Consents and Arrangements............................................... 33
Section 4.06      Additional Agreements.................................................................... 33
Section 4.07      Publicity................................................................................ 33
Section 4.08      Indemnification.......................................................................... 34
Section 4.09      Shareholder Approval..................................................................... 34
Section 4.10      Registration Statement................................................................... 35
Section 4.11      Affiliate Letters........................................................................ 35
Section 4.12      Tax Opinion.............................................................................. 36
Section 4.13      Accounting............................................................................... 36
Section 4.14      Listing.................................................................................. 36
Section 4.15      Certification of Loan Commitments........................................................ 36
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                                                             ARTICLE V

                                                    CONDITIONS TO CONSUMMATION
Section 5.01      Conditions to Each Party's Obligations............................................... 36
Section 5.02      Conditions to the Obligations of SouthTrust, ST-Sub and ST-Bank
                  under this Agreement................................................................. 37
Section 5.03      Conditions to the Obligations of the Seller under this Agreement..................... 40

                                                            ARTICLE VI

                                                            TERMINATION

Section 6.01      Termination.......................................................................... 43
Section 6.02      Effect of Termination................................................................ 44
Section 6.03      Third Party Termination.............................................................. 45
Section 6.04      Specific Enforcement................................................................. 45

                                                            ARTICLE VII

                                            CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

Section 7.01      Effective Date and Effective Time.................................................... 46
Section 7.02      Deliveries at the Closing............................................................ 46

                                                           ARTICLE VIII

                                                           OTHER MATTERS

Section 8.01      Certain Definitions; Interpretation.................................................. 46
Section 8.02      Non-Survival of Representations, Warranties, Covenants and
                  Agreements........................................................................... 47
Section 8.03      Amendment............................................................................ 47
Section 8.04      Waiver............................................................................... 47
Section 8.05      Counterparts......................................................................... 47
Section 8.06      Governing Law........................................................................ 47
Section 8.07      Expenses............................................................................. 47
Section 8.08      Notices, Etc......................................................................... 48
Section 8.09      Entire Agreement; Etc................................................................ 48
Section 8.10      Assignment............................................................................49
Section 8.11      Schedules Not Admissions............................................................. 49
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List of Exhibits

Exhibit A         Affiliates Agreement
Exhibit B         Agreement
Exhibit C         Consulting Agreement


































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         This is an AGREEMENT AND PLAN OF MERGER, dated as of the 10th day of
December, 1996 (this "Agreement"), by and between Charter Bank, a Federal savings bank (the "Seller"), and SouthTrust Bank of Florida, N.A., a national banking association ("ST-Bank"), SouthTrust of Florida, Inc., a Florida corporation and owner of all the capital stock of ST-Bank ("ST-Sub") and SouthTrust Corporation, a Delaware corporation ("SouthTrust").

                             INTRODUCTORY STATEMENT

         WHEREAS, ST-Sub wishes to acquire the assets and business of Seller in exchange for stock of SouthTrust, the parent corporation of ST-Sub, in a transaction that qualifies as a reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, ST-Sub desires to effect such acquisition through its wholly-owned subsidiary, ST-Bank by causing Seller to be merged into ST-Bank;

         WHEREAS, ST-Sub has directed, adopted and approved, the acquisition of the assets and business of Seller through the wholly-owned subsidiary of ST-Sub, ST-Bank;

         WHEREAS, the respective Boards of Directors of ST-Bank and Seller deem it in the best interests of ST-Bank and Seller, respectively, and of their respective shareholders, that ST-Bank and Seller merge pursuant to this Agreement (the "Merger");

         WHEREAS, the Board of Directors of ST-Bank and Seller have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the United States;

         WHEREAS, ST-Sub owns all of the issued and outstanding capital stock of ST-Bank;

         WHEREAS, SouthTrust, on behalf of and as the sole shareholder of ST-Sub, will deliver, or cause to be delivered, to the shareholders of Seller the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement; and

         WHEREAS, SouthTrust, on behalf of and as sole shareholder of ST-Sub will cause ST-Sub to perform its obligations provided for hereunder and otherwise take or cause to be taken the various other actions provided for herein to facilitate the administration of the transactions provided for herein in accordance with the terms and provisions hereof;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that ST-Bank and Seller shall be merged and that the terms and conditions of the Merger and the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Seller, par value $6.75, into shares of common stock, par value $2.50 per share, of SouthTrust, shall be as hereinafter set forth.

                                    ARTICLE I

                                   THE MERGER


         SECTION 1.01 STRUCTURE OF THE MERGER.

         (a) Subject to the provisions hereof, Seller shall be merged with and into ST-Bank (which merger has heretofore and shall hereinafter be referred to as the "Merger") pursuant to 12 U.S.C. Section 215a, the Home Owners' Loan Act of 1933, as amended ("HOLA"), and 12 C.F.R. ss.552.13, under the charter of ST-Bank, and the name of the surviving bank shall be "SouthTrust Bank of Florida, N.A." (sometimes herein referred to as "Surviving Bank"). The Merger shall not be effective unless and until approved by the Office of the Comptroller of the Currency ("OCC") and the applicable notice has been filed with the Office of Thrift Supervision ("OTS").

         (b) At the Effective Time (as defined in Section 7.01), Seller shall be merged with and into ST-Bank and the separate existence of Seller shall cease. The Articles of Incorporation and Bylaws of ST-Bank, as in effect on the date hereof and as otherwise amended prior to the Effective Time (copies of which are set forth on Schedule I hereto which is incorporated herein in its entirety), shall be the Articles of Incorporation and the Bylaws of the Surviving Bank until further amended as provided therein and in accordance with applicable law. The Surviving Bank shall have all the rights, franchises, privileges, immunities and powers and shall be subject to all the duties and liabilities of a banking corporation organized under the laws of the United States and shall thereupon and thereafter possess all other rights, privileges, immunities and franchises of a private, as well as of a public nature, of each of the merging institutions, to the extent permitted by applicable law. All property (real, personal and mixed) and all debts on whatever account, including subscription to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the merging institutions so merged shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed. The title to any real estate, or any interest therein vested in any of the merging institutions shall not revert or be in any way impaired by reason of the Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities and obligations of each of the merging institutions so merged, including the liabilities and obligations of each of the merging institutions so merged and any claim existing or action or proceeding pending by or against either of the merging institutions may be prosecuted as if the Merger had not taken place or the Surviving Bank may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any merging corporation shall be impaired by the Merger.

         (c) From and after the Effective Time, the directors of the Surviving Bank shall be those persons theretofore serving as directors of the ST-Bank and the executive officers of the Surviving Bank shall be those persons serving as executive officers of ST-Bank and such additional persons as SouthTrust, at or prior to the Effective Time, shall designate in writing. The number, names and residence addresses and terms of the directors and the names and residence addresses of the executive officers of the Surviving Bank are set forth on
Schedule II hereto, which is incorporated herein in its entirety.




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         (d) From and after the Effective Time, savings accounts of the
Surviving Bank shall be issued in a manner consistent with the issuance of the savings accounts by ST-Bank prior to the Effective Time.

         (e) The locations of the principal offices and branch offices of each of Seller and ST-Bank are listed on Schedule III hereto which is incorporated herein in its entirety. The Surviving Bank will conduct its business at each of these offices and branch offices after the Effective Time of the Merger, and the main office of the Surviving Bank shall be located in St. Petersburg, Florida.

         (f) Prior to the Effective Time of the Merger, the Surviving Bank shall have 1,000,000 shares of common stock, par value $10.00 per share authorized, 1,000,000 shares of which shall be issued and outstanding and 0 shares of which shall be held as treasury stock. The total amount of capital stock of the Surviving Bank shall be $10,000,000 and the total capital of the Surviving Bank shall consist of such capital stock, plus the combined capital and surplus of Charter in ST-Bank (as stated in Section 1.01(g) below), adjusted, however, for earnings (losses) between September 30, 1996 and the Effective Time of the Merger.

         (g) As of September 30, 1996, ST-Bank had total capital of $10,000,000 divided into 1,000,000 shares of common stock par value $10.00 per share and surplus and undivided profits and net unrealized gains (losses) available for sale of securities of $394,035,000. As of September 30, 1996, Seller had total capital of $2,884,761 divided into 427,372 shares of common stock, par value $6.75 per share which were issued and outstanding and none of which were held as treasury stock, and surplus and undivided profits and net unrealized gains (losses) on available for sale securities of $14,536,766.

         (h) The Surviving Bank shall have trust powers.

         SECTION 1.02  EFFECT ON OUTSTANDING SHARES.

         (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the Seller's common stock, par value $6.75 per share (the "Seller Common Stock") issued and outstanding at the Effective Time (other than (i) shares held directly or indirectly by SouthTrust (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and (ii) shares held as treasury stock of the Seller or
(iii) dissenting shares (as hereinafter defined), shall be converted into the right to receive 1.879 shares of common stock of SouthTrust (and the rights associated therewith issued pursuant to the Rights Agreement dated February 22, 1989 between SouthTrust and Mellon Bank, N.A.) (together, the "SouthTrust Common Stock") (such fraction, as may be adjusted as provided herein, being hereinafter referred to as the "Exchange Ratio"), subject to the payment of cash in lieu of fractional shares in accordance with Section 1.02(f) (the "Merger Consideration"). If, prior to the Effective Time, SouthTrust should split or combine SouthTrust Common Stock, or pay a stock dividend or other stock distribution in SouthTrust Common Stock and the record date for such split, combination, dividend or other distribution is prior to the Effective Time, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

         (b) All shares of Seller Common Stock to be converted into SouthTrust Common Stock pursuant to this Section 1.02 shall cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect to such shares, except the right to receive for each of such shares, upon the surrender of such certificates in accordance with Section 1.03, the amount of SouthTrust Common Stock specified above and cash in lieu of fractional shares of SouthTrust Common Stock as contemplated by Section 1.02(f);

         (c) As of the Effective Time, each share of Seller Common Stock held directly or indirectly by SouthTrust (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), and each share of Seller Common Stock held as treasury stock of the Seller, shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

         (d) Each share of SouthTrust Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock; par value $2.50 per share of the surviving corporation.

         (e) The shares of common stock, par value $10.00, of ST-Bank issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Bank.

         (f) Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of SouthTrust Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of SouthTrust Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by SouthTrust Share Price. The "SouthTrust Share Price" shall mean the last sale price per share of SouthTrust Common Stock as reported by The Nasdaq Stock Market on the last trading day preceding the Effective Time (the "SouthTrust Share Price"). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         (g) Each outstanding share of the Seller, the holder of which has demanded and perfected his demand for payment of the value of such share in accordance with the regulations promulgated under HOLA, as set forth under 12 C.F.R. ss. 552.14 (the "Dissent Provisions"), to the extent applicable, and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Shares"), shall not be converted into or represent a right to receive the SouthTrust Common Stock issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. Seller shall give SouthTrust prompt notice upon receipt by Seller of any written objection to the Merger and any written demands for payment of the fair value or appraised value of Seller Common Stock, and of withdrawals of such demands, and any other instruments provided to Seller pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value for any shares of Seller held by such Dissenting Shareholder shall receive payment therefor from ST-Bank, as escrow agent (the "Escrow Agent"), on behalf of Seller out of funds provided to the Escrow Agent by Seller in accordance with the provisions of ss. 1.02(h) (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's shares of Seller shall be cancelled. Prior to the Effective Time, Seller shall not, except with the prior written consent of ST-Bank, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the shares of Seller held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

         (h) With respect to each Dissenting Shareholder, on or immediately prior to the Effective Time, Seller shall deposit with the Escrow Agent an amount in cash equal to 150% of the consideration such Dissenting Shareholder would have received in the Merger but for the exercise of the Dissent Provisions (the "Dissent Escrow"). The Escrow Agent shall disburse the Dissent Escrow to such Dissenting Shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement shall be remitted by the Escrow Agent to the Surviving Bank.

         SECTION 1.03  EXCHANGE PROCEDURES.

         (a) At and after the Effective Time, each certificate previously representing shares of Seller Common Stock (the "Certificate") (except as specifically set forth in Section 1.02) shall represent only the right to receive the Merger Consideration.

         (b) At or prior to the Effective Time, SouthTrust shall deposit, or shall cause to be deposited, with Chase Mellon Shareholder Services, LLC or a bank or trust company as selected by SouthTrust and reasonably satisfactory to the Seller, as exchange agent (the "Exchange Agent") for the benefit of the holders of Seller Common Stock, for exchange in accordance with this Section 1.03, Certificates representing the shares of SouthTrust Common Stock to effect the delivery of the aggregate number of whole shares of SouthTrust Common Stock to be issued pursuant to this Article I (such certificates for shares of SouthTrust Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") and the cash in lieu of fractional shares to be issued pursuant to Section 1.02 and paid in exchange for outstanding shares of Seller Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions from stockholders of Seller's Common Stock, deliver to such holders the shares of SouthTrust Common Stock to be issued pursuant to Section 1.02 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

         (c) As soon as practicable after the Effective Time, and in no event more than ten (10) business days thereafter, the Exchange Agent shall mail or deliver to each holder of record of a Certificate or Certificates the following:
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of SouthTrust Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Seller shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of SouthTrust Common Stock to which such holder of Seller Common Stock shall have become entitled pursuant to Section 1.02(a) hereof and
(y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 1.02(e), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

         (d) No dividends or other distributions declared after the Effective Time with respect to SouthTrust Common Stock and payable to the holders of record thereof, nor any certificates evidencing the SouthTrust Common Stock, shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such certificate in accordance with this Section 1.03. After the surrender of a Certificate in accordance with this Section 1.03, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of SouthTrust Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, and the registration of certificates evidencing the SouthTrust Common Stock in the name of such holders to vote the shares of SouthTrust Common Stock into which his Seller Common Stock shall have been converted.

         (e) If any certificate representing shares of SouthTrust Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument or transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of SouthTrust Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Seller of any shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Certificates representing shares of Common Stock as set forth in this Section 1.03.

         (g) Any portion of Exchange Funds that remains unclaimed by the shareholders of Seller for 18 months after the Effective Time shall be repaid by the Exchange Agent to SouthTrust. Any shareholders of the Seller who have not theretofore complied with this Section 1.03 shall thereafter look only to SouthTrust for payment of their shares of SouthTrust Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on SouthTrust Common Stock deliverable in respect of each share of Seller Common Stock held by such shareholder, in each case, without any interest thereon.

         (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Exchange Agent, the posting by such person of a bond in such amount as Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of SouthTrust Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

         (i) Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any other party hereto shall be liable to a former holder of Seller Common Stock for any amounts paid or property delivered to a public official pursuant to applicable escheat or abandoned property law.

         SECTION 1.04  SELLER STOCK OPTIONS AND RELATED MATTERS.

         (a) As of the Effective Time, all rights with respect to the Seller Common Stock issuable pursuant to stock options ("Seller Options") granted by Seller under stock option plans or agreements of Seller (the "Seller Stock Option Plans"), and held by each participant thereunder, which Seller Options are listed and described in Disclosure Schedule 1.04 hereof and which are outstanding at the Effective Time shall, subject to Section 1.04(c), be assumed by ST-Sub in accordance with the terms of the particular Seller Stock Option Plan or agreements under which such Seller Options were issued. At the Effective Time, SouthTrust will make available to ST-Sub (or ST-Sub will purchase from SouthTrust) sufficient SouthTrust Shares to fund the Seller Options so assumed by ST-Sub. From and after the Effective Time, (i) each Seller Option assumed by ST-Sub hereunder may be exercised solely for shares of SouthTrust, (ii) the number of shares of SouthTrust subject to such Seller Option shall be equal to the number of Common Stock of Seller subject to such Seller Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iii) the per share exercise price under each such Seller Option under each such Seller Option shall be adjusted by dividing the per share exercise price under each such Seller Option by the Exchange Ratio and rounding down to the nearest cent.

         (b) At all times after the Effective Time, SouthTrust shall reserve for issuance such number of shares of SouthTrust as shall be necessary to permit the exercise of the Seller Options in the manner contemplated by this Agreement. At or prior to, or (at the election of SouthTrust) promptly after, the Effective Time, SouthTrust shall file a Registration Statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of SouthTrust subject to the Seller

Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Seller Options remain outstanding. SouthTrust shall make any filings required under any applicable state securities laws to qualify the shares of SouthTrust subject to such Seller Options for resale thereunder, and cause such SouthTrust shares to be listed on The Nasdaq Stock Market.

         (c) The number of SouthTrust Shares subject to the Seller Options to be assumed by SouthTrust hereunder and the exercise price thereof shall, from and after the Effective Time, be subject to appropriate adjustment in the event of the occurrence of any transaction described in Section 1.02 hereof if the record date with respect to such transaction is prior to the exercise of the Seller options.

         (d) Without limiting the foregoing, each holder of a Seller Option shall have the right (which right shall be exercised at least five (5) days prior to the Closing Date by written notice to SouthTrust) to elect, in lieu of the provisions of Section 1.04(a), to convert, at the Effective Time, all or a portion of his or her Seller Options which have not expired prior to the Effective Time into the right to receive such number of shares (rounded to the nearest whole share) of SouthTrust Common Stock as are equal to the result produced by the following calculation: (i) the product of the number of shares of Seller Common Stock subject to such Seller Option, the Exchange Ratio and the SouthTrust Share Price of the SouthTrust Common Stock less (ii) the aggregate exercise price of such Seller Option as to which such holder makes the election described above, divided by the SouthTrust Share Price. The Registration Statement (as defined below) or the Post-Effective Registration Statement (as defined below) shall cover the number of shares of SouthTrust for which holders of Seller Options may elect to be converted into SouthTrust shares.

         (e) It is intended that the foregoing assumption of Seller Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code as to any stock option which is an incentive stock option as defined in Section 422 of the Code. All restrictions or limitations on transfer with respect to shares of Seller awarded under a Seller Stock Option Plan ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the shares of SouthTrust into which such Restricted Stock is converted pursuant to this Agreement. Except as otherwise provided herein, (i) the provisions of the Seller Stock Option Plans that provide for the issuance or grant of any other interest in respect of the capital stock of Seller shall be deleted as of the Effective Time and (ii) Seller shall take all reasonable steps to ensure that following the Effective Time no holder of Seller Options shall have any right thereunder to acquire any equity securities of Seller.

         (f) At the election of SouthTrust, Seller shall use its best efforts to procure from each holder of Seller Options, and shall deliver to SouthTrust at the Closing, an executed acknowledgment of the treatment and disposition of such holder's Seller Options, as provided for under this Section 1.04 of this Agreement.

         SECTION 1.05 MODIFICATION OF STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, SouthTrust may elect to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the Seller and its shareholders or to holders of options to purchase Seller Common Stock as a result of such modification; (ii) the consideration to be paid to holders of Seller Common Stock or Seller Options under this Agreement is not thereby changed in kind or reduced in amount because of such modification; (iii) such modification will not be likely to delay materially or jeopardize receipt of any required regulatory approvals; and (iv) opinions as to these conditions being met are supplied to Seller by a public accountant and law firm, in a form acceptable to Seller but at the sole expense of SouthTrust.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.01 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to SouthTrust, ST-Sub and ST-Bank that, except as specifically disclosed in the schedules of the Seller delivered to SouthTrust, ST-Sub and ST-Bank prior to the execution hereof (and making specific reference to the Section or Sections of this Agreement for which an exception is taken) (the "Disclosure Schedules"):

         (a) Organization. Seller is a federally chartered stock savings and loan association duly organized, validly existing and in good standing under the laws of the United States. The Seller has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the absence thereof, would not, individually or in the aggregate, have a Material Adverse Effect on the Seller. Seller's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. The Seller has no, direct or indirect, subsidiaries.

         (b) Capital Structure.

             (i) The authorized capital stock of the Seller consists of seven hundred thousand (700,000) shares of Seller Common Stock, par value $6.75 per share (the "Seller Common Stock"). As of September 30, 1996: (A) 427,372 shares of Seller Common Stock were issued and outstanding, and (B) 67,848 shares of Seller Common Stock were subject to outstanding stock option awards. All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Disclosure Schedule 2.01(b) sets forth a complete and accurate list of all options to purchase Seller Common Stock outstanding, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to option for each grant.

             (ii) As of the date of this Agreement, except for this Agreement and as set forth in the Disclosure Schedule 2.01(b), the Seller is not a party to or bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Seller or obligating the Seller to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller.

         (c) Authority. The Seller has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of the shareholders of the Seller and approval of regulators, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by the requisite vote of the shareholders of the Seller and approval of regulators, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery by SouthTrust, ST-Sub and ST-Bank constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

         (d) Shareholder Approval. The affirmative vote of two-thirds of the outstanding shares of Seller Common Stock is required for approval of this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of the Seller has received the opinion of Hovde Financial, Inc. to the effect that the Merger Consideration to be received by the shareholders of the Seller is fair, from a financial point of view, to such shareholders.

         (e) No Violations. Subject to approval of this Agreement by the Seller's shareholders and the regulatory agencies referred to in Section 2.01(g)(ii), the execution, delivery and performance of this Agreement by the Seller do not, and the consummation of the transactions contemplated hereby by the Seller will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Seller or to which the Seller (or any of its respective properties) is subject, which breach, violation or default would, individually or in the aggregate, have a Material Adverse Effect on Seller, (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or Bylaws of the Seller or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Seller under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Seller is a party, or to which any of their respective properties or assets may be bound or affected, except for, in the case of (iii) any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on the Seller.

         (f) Consents. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Home Owners Loan Act of 1933, as amended ("HOLA"), the Bank Merger Act, as amended (the "BMA"), the rules and regulations of the Federal Reserve Board ("FRB"), the rules and regulations of the OCC, the rules and regulations of the OTS, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Seller of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain would not have a Material Adverse Effect on the Seller.

         (g) Financial Statements and Reports.

            (i) The Seller is not nor has it been subject to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and has not been required to file reports thereunder with the U.S. Securities and Exchange Commission ("SEC") or the OTS. As of their respective dates, neither the Seller's Financial Statements (as defined below), nor any subsequent Seller's Financial Statements, prepared subsequent to September 30, 1996 (collectively, the "Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made herein with respect to any exhibits to the Reports that are not specifically incorporated by reference therein. Each of the balance sheets of the Seller contained or specifically incorporated by reference in the Seller's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in shareholders equity and of cash flows of the Seller, contained or specifically incorporated by reference in its Reports (including in each case any related notes and schedules), (collectively the "Financial Statements") fairly presented the results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments), in each case in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied during the period involved, except as may be noted therein.

           (ii) The Seller has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since September 30, 1996 with (A) the SEC,
(B) the OTS, (C) the FDIC, (D) the FRB, (E) the OCC or (F) any state banking commission or other banking regulatory authority (collectively, the "Regulatory Agencies") and has paid all fees and assessments due and payable in connection therewith, except for those reports, registrations and statements and those fees and assessments that would not have a Material Adverse Effect on the Seller.

           (h) Absence of Certain Changes or Events. Except as disclosed in Disclosure Schedule 2.01(h), (i) from September 30, 1996 to the date hereof, the Seller has not incurred any material liability, other than in the ordinary course of its business consistent with past practice, and (ii) since September 30, 1996, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Seller. Material Adverse Effect, with respect to a party to this Agreement, means a material adverse effect upon (A) the business, properties, assets, financial condition or results of operations of such party, and (B) the ability of such party to consummate the transactions contemplated by this Agreement; it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, the Seller resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles, including the change in the treatment of bad debt reserves as such would apply to the financial statements of the Seller on a consolidated basis;
(ii) a change with respect to, or effect on, the Seller resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated hereby; (iii) a change with respect to, or effect on, the Seller resulting from any other matter affecting depository institutions generally including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates; or (iv) the one-time special insurance premium assessed by the FDIC on deposits insured by the SAIF.

         (i) Taxes. All federal, state, and local tax returns required to be filed by or on behalf of the Seller have been timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and not have expired). All taxes, shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and any penalties, interest or other governmental charges related thereto have been paid in full or adequate provision has been made for any such taxes on the Seller's balance sheet as of September 30, 1996 (in all material respects in accordance with GAAP). The Seller has never been audited by the Internal Revenue Service or the applicable taxing authority of the State of Florida. As of the date of this Agreement, there is no audit examination, deficiency, claim, or refund litigation with respect to any taxes of the Seller that could reasonably be expected to result in a Material Adverse Effect on the Seller, and no claim or assessment that could reasonably be expected to result in a Material Adverse Effect on the Seller has been made by any authority in a jurisdiction where the Seller does not file tax returns and the Seller is subject to taxation. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to the Seller have been paid in full or adequate provision has been made for any such taxes on the Seller's balance sheet as of September 30, 1996 (in all material respects in accordance with GAAP). Except as set forth in Disclosure Schedule 2.01(i), the Seller has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Except as set forth in Disclosure Schedule 2.01(i), the Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Seller has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements, except in each case for such failure to withhold, pay or comply that would not, individually or in the aggregate, result in a Material Adverse Effect on the Seller. Seller is not responsible for the taxes of any person other than Seller under treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

         (j) Absence of Claims. Except as set forth in Disclosure Schedule 2.01(j), neither Seller, nor any of its respective directors and officers, is a party to any pending litigation, legal, administrative, arbitration or other proceeding, before any court or governmental agency ("Claim"), and Seller is not aware of any threatened Claim against Seller, in either case which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Seller.

         (k) Absence of Regulatory Actions. Except as set forth in Disclosure Schedule 2.01(k), the Seller is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Regulatory Authority") nor has it been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

         (l)      Agreements.

                  Except for this Agreement and as contemplated thereby and except as disclosed in Disclosure Schedule 2.01(l), the Seller is not a party to a written or, to the Seller's knowledge, oral (A) agreement (other than data processing, telephone system, software programming and licensing contracts entered into in the ordinary course of business and customary real estate brokerage commissions in connection with the sale of REO) not terminable on thirty (30) days' or less notice, and providing for payments in excess of $50,000 per annum, (B) agreement with any executive officer or other key employee of the Seller the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Seller of the nature contemplated by this Agreement, (C) agreement with respect to any executive officer or key employee of the Seller providing for other than at-will employment, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, or any other non-qualified compensation plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (E) agreement containing covenants that limit the ability of the Seller to compete in any line of business or with any person, or that involve any restriction on the geographic area in which or method by which, the Seller (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency).

         (m) Labor Matters. The Seller is not a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees. The Seller is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is the management of the Seller aware of any strike, other labor dispute or organizational effort involving the Seller that is pending or threatened that individually or in the aggregate would result in a Material Adverse Effect on the Seller.

         (n)      Employee Benefit Plans.

                  (i) Disclosure Schedule 2.01(n) contains a complete list of all employee, retiree or director pension, retirement, stock option, stock purchase, restricted stock, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, supplemental income, supplemental retirement, consulting, bonus, group insurance, key executive officer insurance, severance and any other benefit plans, employment contracts (providing termination, change in control, or severance payments), agreements, arrangements, or policies including, but not limited to, employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto, maintained at the date hereof or at any time within three (3) years prior to the date hereof with respect to any present or former directors, officers, or other employees of the Seller (hereinafter referred to collectively as the "Employee Plans"), except for any such plans, contracts, agreements or arrangements involving liabilities or expenses not exceeding $10,000 individually or in the aggregate and any agreements contemplated by this Agreement. All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and have been operated in material compliance with their terms. The Seller has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any material penalties or taxes to the Seller under Section 502(i) of ERISA or Section 4975 of the Code. Neither the Seller nor any entity which is considered one employer with the Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has ever maintained, or contributed to any plan subject to either Title IV of ERISA or
Section 412 of the Code. Each Employee Plan of the Seller which is an employee "pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS") that the pension benefit plan complies with all applicable legislative and regulatory requirements for tax qualification that were in effect at the time that the determination letter was issued and the Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Employee Plan is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code).

                  (ii) There is no pending or, to the Seller's knowledge, threatened litigation, administrative action or proceeding relating to any Employee Plan. There has been no announcement or commitment by the Seller to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan and the Seller does not have any obligations for post-retirement or post-employment benefits under any Employee Plan (exclusive of any coverage mandated by the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA"), as amended.

                  (iii) With respect to each Employee Plan to the extent applicable, the Seller has supplied to SouthTrust a true and complete copy of
(A) the annual report on the applicable form of the Form 5500 series filed with the IRS with all the attachments filed for 1993, 1994 and 1995 plan years, (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto,
(D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, and (E) the most recent determination letter issued by the IRS if such Employee Plan is a Pension Plan and Qualified Plan.

         (o) Title to Assets. Except as set forth in Disclosure Schedule 2.01(o), the Seller has good and marketable and insurable title (subject only to standard title insurance policy exceptions as determined by customary practices in the area in which such properties are located) to its owned real properties (other than real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted), except for liens, as defined below, or such other defects arising by operation of law or which would not, individually or in the aggregate, have a Material Adverse Effect on the Seller. Liens shall mean any claim, encumbrance, or charge on property for payment of a debt, obligation or duty.

         (p) Fees. Except as set forth in Disclosure Schedule 2.01(p) and other than financial advisory services performed for the Seller by Hovde Financial, Inc., the terms of which are set forth in Disclosure Schedule 2.01(p), neither the Seller, nor to Seller's knowledge any of its respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Seller, in connection with this Agreement or the transactions contemplated hereby. The Seller shall not be liable for any financial services advisory fees incurred by SouthTrust.

         (q) Compliance with Laws. The Seller holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their business as it is presently conducted except where the absence thereof would not, individually or in the aggregate, have a Material Adverse Effect on the Seller or materially delay the Merger. The Seller has conducted its business so as to comply in all respects with all applicable federal, state and local statutes, ordinances, regulations or rules, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Seller; and the Seller is not presently charged with, or, to the Seller's knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule, and the Seller is not the subject of any pending or, to the Seller's knowledge, threatened material proceeding by any regulatory authority having jurisdiction over its business, properties or operations.


         (r)      Environmental Matters.

                  (i) For purposes of this Agreement, the following terms shall have the following respective meanings:

                  (a) "Environmental Law(s)" means any law, regulation, rule, ordinance or similar requirement which governs or protects the environment enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state.

                  (b) "Hazardous Material(s)" means any material or substance:
(1) which is a "hazardous substance," "pollutant," or "contaminant," pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 U.S.C. 9601 et seq.) as amended and regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.) as amended and regulations promulgated thereunder; (4) containing polychlorinated biphenyls (PCBs); (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law (defined above); or (8) which is defined or identified as a "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "biologically Hazardous Material" under any Environmental Law.

                  (c) "Properties" means (1) the real estate owned or leased by the Seller and used as a banking related facility; (2) other real estate owned ("OREO") by the Seller as defined by any other federal or state financial institution regulatory agency with regulatory authority for the Seller; (3) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Seller; (4) real estate that is held in trust for others by the Seller; and (5) real estate owned or leased by a partnership or joint venture in which the Seller has an ownership interest.

         (ii) Except as disclosed in Schedule 2.01(r), to the best knowledge of the Seller, there are no present conditions on the Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a Material Adverse Effect on the Seller.

         (iii) The Seller is in substantial compliance with all applicable Environmental Laws. The Seller has not received notice of, nor are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Properties, which have or may have a Material Adverse Effect on the Seller.

         (iv) No Properties are currently undergoing remediation or clean-up of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a Material Adverse Effect on the Seller.

         (v) To the best knowledge of the Seller, the Seller has all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business.

         (s)      Loans and Investments. (i) Except as set forth in Disclosure
Schedule 2.01(s), each outstanding loan of Seller as of the date hereof is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the rights of creditors generally except where the failure to be so documented or to constitute a legal, valid and binding obligation will not have a Material Adverse Effect on Seller. To the best knowledge of Seller, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles and no loan is subject to any defense, offset or counterclaim except where the actions of such obligor will not have a Material Adverse Effect upon the business, operations or financial condition of Seller.

                  (ii) To the best knowledge of Seller, all guarantees of indebtedness owed to Seller, including but not limited to those of state or federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the rights of creditors generally and except as would not have a Material Adverse Effect on Seller.

                  (iii) To the best knowledge of Seller, in originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and other contractual obligations, either for their own account or for the account of others, Seller has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Material Adverse Effect on Seller.

         (t) Allowance for Loan Losses. In the Seller's reasonable judgment, the allowance for loan losses reflected in the Seller's audited statement of condition at September 30, 1995 was, and the allowance for loan losses shown on the balance sheets in its Reports for periods ending after September 30, 1996 have been and will be adequate, as of the dates thereof, under GAAP. The Seller has disclosed to SouthTrust in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Seller that have been classified as of September 30, 1996 as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified, "Criticized," "Delinquent Loans," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import. From and after the date hereof, the Seller promptly will provide SouthTrust with a copy of each quarterly classified asset report and a delinquency trend report it provides to its Board of Directors. The REO included in any non-performing assets of the Seller is carried net of reserves at the lower of cost or fair value.

         (u) Material Interests of Certain Persons. Except as set forth in Disclosure Schedule 2.01(u), to Seller's knowledge, no officer or director of the Seller has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller that would be required to be disclosed under the SEC's Regulation S-K.

         (v) Insurance. The Seller is presently insured, and since September 30, 1996 has been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business located in the State of Florida would, in accordance with good business practice, customarily be insured.

         (w) Investment Securities. Except for investments in Federal Home Loan Bank ("FHLB"), none of the investments reflected in the balance sheet of the Seller as of September 30, 1996, and none of such investments with face value of in excess of $100,000 made by it since September 30, 1996 is subject to any restriction (contractual or statutory), other than applicable securities laws, that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time, except to the extent any such investments are pledged in the ordinary course of business (including in connection with hedging arrangements or programs or reverse repurchase arrangements) consistent with prudent banking practice to secure obligations of the Seller.

         (x) Registration Obligations. The Seller is not under any obligation, contingent or otherwise, to register any of its securities under the Securities Act or the OTS Regulations or any state securities laws.

         (y) Books and Records. The books and records of the Seller are complete and accurate in all material respects and have been, and are being, maintained in accordance with applicable legal and accounting requirements.

         (z) Corporate Documents. The Seller has delivered to SouthTrust true and complete copies of its Certificate of Incorporation and bylaws, as amended to date, which are currently in full force and effect.

         (aa) Absence of Knowledge. As of the date hereof, the Seller is not aware of any reason why it would be unable to obtain all the necessary approvals required in order to consummate the transactions contemplated by this Agreement.

         (bb) Accounting and Tax Treatment. To the best knowledge of the Seller, the Seller has not engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a)(1)(C) of the Code or from using the pooling of interests method of accounting for this transaction.

         (cc) SEC and Regulatory Filings. None of the information regarding Seller supplied or to be supplied by Seller for inclusion or included in (i) the proxy or information statement including the private placement memorandum to be mailed to shareholders of Seller (the "Proxy Statement/PPM"), (ii) the registration statement on Form S-4 to be filed with the SEC by SouthTrust for the purpose of registering the shares of SouthTrust Common Stock to be exchanged for shares of Seller Common Stock pursuant to the provisions of this Agreement, if applicable (the "Registration Statement") or (iii) any other documents to be filed with the SEC or any Regulatory Agencies in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any Regulatory Agencies and, in the case of the Registration Statement, if applicable, when it becomes effective and, with respect to the Proxy Statement/PPM, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement /PPM or any amendment thereof or supplement thereto, at the time of the meeting of Seller stockholders referred to in Section 4.09, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Seller is responsible for filing with the SEC or any other Regulatory Agencies in connection with the Merger will comply as to form in all respects with the provisions of applicable law.

         (dd) Derivative Contracts. Seller is not a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Seller which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivatives Contracts set forth in Disclosure Schedule 2.01(dd).

         (ee) Deposits. To the best of Seller's knowledge, none of the deposits of Seller is a "brokered" deposit or is subject to any encumbrances, legal restraint or other legal process, and no portion of any such deposits of Seller represents a deposit of any affiliate of Seller, except as set forth in Disclosure Schedule 2.01(ee).

         SECTION 2.02 REPRESENTATIONS AND WARRANTIES OF SOUTHTRUST, ST-SUB AND ST-BANK. SouthTrust, ST-Sub and ST-Bank represents and warrant to the Seller that except as disclosed in schedules of SouthTrust, ST-Sub and ST-Bank delivered to the Seller prior to execution hereof (and making specific reference to the Section or Sections of this Agreement for which an exception is taken) (the "Disclosure Schedules"):

         (a) Corporate Organization and Qualification. SouthTrust is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. ST-Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. ST-Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. SouthTrust, ST-Sub and the ST-Bank are in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification except where the failure to be qualified as a foreign corporation will not have a Material Adverse Effect on SouthTrust, ST-Sub or ST-Bank, as the case may be. Each of SouthTrust, ST-Sub and ST-Bank has the requisite corporate and other power and authority (including all federal, state, local and foreign government authorities) to carry on its respective business as they are now being conducted and to own, lease and operate their respective properties and assets. SouthTrust owns all of the shares of capital stock of ST-Sub, and ST-Sub owns all of the shares of capital stock of ST-Bank.

ST-Bank's deposits are insured by the FDIC to the maximum extent permitted by law in accordance with the Federal Deposit Insurance Act.

         (b)      Capital Structure.

                  (i) The authorized capital stock of SouthTrust consists of 300,000,000 shares of common stock, par value $2.50 per share, and 5,000 shares of preferred stock, par value $1.00 per share ("SouthTrust Preferred Stock"). As of September 30, 1996, 95,938,440 shares of SouthTrust Common Stock (which includes the rights associated with such shares pursuant to that certain Rights Agreement dated as of February 22, 1989 between SouthTrust and Mellon Bank, N.A., now Chase Mellon Shareholder Services, LLC) and no shares of SouthTrust Preferred Stock were outstanding. All outstanding shares of capital stock of SouthTrust is, and at the Effective Time will be, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

                  (ii) As of the date hereof, there are no outstanding contractual obligations of SouthTrust, ST-Sub or ST-Bank to repurchase, redeem or otherwise acquire any shares of their respective capital stock.

                  (iii) SouthTrust owns directly or indirectly all of the issued and outstanding shares of capital stock of ST-Sub and ST-Bank. All of the shares of capital stock of ST-Sub or ST-Bank are fully paid and non-assessable and are owned free and clear of any claim, lien or encumbrance.

         (c) Authority. Each of SouthTrust, ST-Sub and ST-Bank has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of SouthTrust, ST-Sub and ST-Bank. This Agreement has been duly executed and delivered by each of SouthTrust, ST-Sub and ST-Bank, and assuming due execution and delivery by the Seller, constitutes a valid and binding obligation of each of SouthTrust, ST-Sub and ST-Bank, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

         (d) Stockholder Approval. No stockholder approval by the stockholders of SouthTrust of this Agreement is required to consummate the transactions contemplated hereby. ST-Sub, as sole shareholder of ST-Bank, shall approve this Agreement.

         (e) No Violations. The execution, delivery and performance of this Agreement by SouthTrust, ST-Sub and ST-Bank do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of SouthTrust, ST-Sub or ST-Bank or to which SouthTrust, ST-Sub or ST-Bank (or any of their respective properties) is subject, which breach, violation or default would individually or in the aggregate, have a Material Adverse Effect on SouthTrust, ST-Sub or ST-Bank either individually or considered as a whole (ii) a breach or violation of, or a default under, the certificate of incorporation, charter or bylaws of SouthTrust, ST-Sub or ST-Bank or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust, ST-Sub or ST-Bank under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which SouthTrust, ST-Sub or ST-Bank is a party, or to which any of their respective properties or assets may be bound or affected, except for, in the case of (iii), any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on SouthTrust, ST- Sub or ST-Bank either individually or considered as a whole.

         (f) Consents. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the HOLA, the BMA, the rules and regulations of the FRB, the rules and regulations of the OCC and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by SouthTrust, ST-Sub or ST-Bank of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals, the failure to make or obtain would not have a Material Adverse Effect on SouthTrust, ST-Sub or ST-Bank either individually or considered as a whole.

         (g)      Financial Statements and Reports.

                  (i) As of their respective dates, neither SouthTrust's Annual Report on Form 10- K for the fiscal year ended December 31, 1995, nor any other document filed subsequent to December 31, 1995 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including any documents specifically incorporated by reference therein) filed with the SEC, (collectively, "SouthTrust Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made herein with respect to any Exhibits to SouthTrust Reports that are not specifically incorporated by reference therein and that SouthTrust's amendment of any SouthTrust Report, in and of itself, in response to SEC comments will not be violative of this section. The balance sheets of SouthTrust contained or specifically incorporated by reference in SouthTrust's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and cash flows of SouthTrust contained or specifically incorporated by reference in SouthTrust's Reports (including in each case any related notes and schedules), fairly presented the results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statement, to normal year-end audit adjustments), in each case in all material respects in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                  (ii) SouthTrust, ST-Sub and ST-Bank have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 1996, with the Regulatory Agencies, the National Association of Securities Dealers, Inc., and have paid all fees and assessments due and payable in connection therewith, except for those reports, registrations and statements and those fees and assessments that would not have a Material Adverse Effect on SouthTrust, taken as a whole.

         (h) Absence of Certain Changes or Events. From September 30, 1996 to the date hereof: (i) SouthTrust, ST-Sub and ST-Bank have not, except as set forth in Disclosure Schedule 2.02(h), incurred any material liability, other than in the ordinary course of their business consistent with past practice, and
(ii) since September 30, 1996 there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on SouthTrust, taken as a whole.

         (i) Absence of Regulatory Actions. Neither SouthTrust, ST-Sub nor ST-Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any Regulatory Agency, nor has it been advised by any Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

         (j) Employee Benefit Plans. SouthTrust, ST-Sub and ST-Bank maintain various plans for the benefit of employees, except for any such plans, contracts, agreements or arrangements involving liabilities or expenses not exceeding $10,000 individually or in the aggregate which are herein after referred to collectively as "SouthTrust Employee Plans." All of the SouthTrust Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and have been operated in material compliance with their terms; neither SouthTrust, ST-Sub nor ST-Bank has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any SouthTrust Employee Plan which is likely to result in any material penalties or taxes to the SouthTrust, ST-Sub and ST-Bank under Section 502(i) of ERISA or Section 4975 of the Code.

         (k) Fees. Neither SouthTrust, ST-Sub nor ST-Bank, nor to their respective knowledge any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for SouthTrust, ST-Sub or ST-Bank, in connection with this Agreement or the transactions contemplated hereby.

         (l) Compliance With Laws. SouthTrust, ST-Sub and ST-Bank hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their business as it is presently conducted except where the absence thereof would not, individually or in the aggregate, have a Material Adverse Effect on
(a) SouthTrust, ST-Sub or ST-Bank in their individual corporate capacities, or
(b) SouthTrust, taken as a whole. SouthTrust, ST-Sub and ST-Bank have each conducted its business so as to comply in all respects with all applicable federal, state and local statutes, ordinances, regulations or rules, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on SouthTrust, taken as a whole; and neither SouthTrust, ST-Sub nor ST-Bank is presently charged with, or, to SouthTrust's, ST-Sub's or ST-Bank's knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule, and neither SouthTrust, ST-Sub nor ST-Bank is the subject of any pending or, to SouthTrust's, ST-Sub's or ST-Bank's knowledge, threatened material proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

         (m) Insurance. SouthTrust, ST-Sub and ST-Bank are presently insured, and since December 31, 1995 have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies of comparable size and operations as SouthTrust, in accordance with good business practice.

         (n) Books and Records. The books and records of SouthTrust, ST-Sub and ST-Bank are complete and accurate in all material respects and have been, and are being, maintained in accordance with applicable legal and accounting requirements.

         (o) Corporate Documents. SouthTrust, ST-Sub and ST-Bank have delivered to the Seller true and complete copies of their respective certificates of incorporation, charters and bylaws as amended to date and currently in full force and effect.

         (p) Absence of Knowledge. As of the date hereof, neither SouthTrust, ST-Sub nor ST-Bank is aware of any reason why they would be unable to obtain all of the necessary approvals required in order to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, SouthTrust, ST-Sub and ST-Bank believe that, in light of their financial condition, they shall be able to obtain all such approvals, without the imposition of any burdensome term or condition.

         (q) Beneficial Ownership of Seller Common Stock. As of the date hereof, neither SouthTrust nor any affiliate thereof beneficially owns any shares of Seller Common Stock or, other than contemplated by this Agreement, have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of Seller Common Stock other than as set forth in Disclosure Schedule 2.02(q).

         (r) SEC and Regulatory Filings. None of the information regarding SouthTrust, ST-Sub and ST-Bank supplied or to be supplied by SouthTrust for inclusion or included in (i) the Proxy Statement/PPM, (ii) the Registration Statement, if applicable, or (iii) any other documents to be filed with the SEC or any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any Regulatory Authority and, in the case of the Registration Statement, if applicable, when it becomes effective and, with respect to the Proxy Statement/PPM, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement/PPM or any amendment thereof or supplement thereto, at the time of the meeting of the shareholders of Seller referred to in Section 4.09, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which SouthTrust, ST-Sub and ST-Bank are responsible for filing with the SEC and any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         (s) Accounting and Tax Treatment. To the best of the knowledge of SouthTrust, ST-Sub and ST-Bank, neither SouthTrust, ST-Sub nor ST-Bank has engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a)(1)(C) of the Code or from using the pooling of interests method of accounting for this transaction.

                                   ARTICLE III

                           CONDUCT PENDING THE MERGER

         SECTION 3.01 CONDUCT OF THE SELLER'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement and except to the extent required by law or regulation, or by regulatory authorities, during the period from the date of this Agreement to the Effective Time the Seller shall, (i) conduct its business in the usual, regular and ordinary course consistent with prudent banking practice, (ii) use its reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the appropriate services of its officers and key employees, (iii) not knowingly take any action that would cause the representations in Section 2.01 to fail to be true and accurate or that would materially affect the ability of the Seller to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby, and (iv) not knowingly take any action (other than action consistent with clause (i) above or taken pursuant to clause (ii) above) which would materially adversely affect or delay the ability of the Seller, SouthTrust, ST-Sub or ST-Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby.

         SECTION 3.02 FORBEARANCE BY THE SELLER. Without limiting the covenants set forth in Section 3.01 hereof, except as otherwise specifically provided in this Agreement and except to the extent required by law or regulation or by regulatory authorities, and except in each case as specifically permitted by other subsections of this Section 3.02 or any Schedules attached hereto, from and after the execution and delivery of this Agreement and until the Effective Time, the Seller will not, without the prior written consent of SouthTrust, ST-Sub or ST-Bank:

         (a) amend its Charter, or Bylaws or other corporate governance documents;

         (b) except for the issuance of shares of Seller Common Stock upon exercise of options under the Seller's Employee Plans or pursuant to this Agreement, issue any shares of its or their capital stock, issue or grant any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issuance of its or their capital stock (or securities convertible into or exchangeable, with or without additional consideration, for shares of such capital stock or amend any of the terms of the outstanding stock options);

         (c) increase or reduce the number of shares of its or their capital stock by split-up, reverse split, reclassification, distribution of stock dividends, change of par or stated value or otherwise modify, change or amend the voting rights or preferences attributable to any such capital stock;

         (d) (i) except to the extent required by law, as required by business necessity or as set forth in Disclosure Schedule 3.02(d), adopt, amend or otherwise modify any of Seller's Employee Plans, any bonus, pension, profit sharing, retirement or other compensation plan qualified or non-qualified; (ii) except as set forth in Disclosure Schedule 3.02(d) or as contemplated by this Agreement, enter into or amend any contract of employment with any officer which is not terminable at will without cost or other liability; (iii) except as set forth in Disclosure Schedule 3.02(d), make or grant any general or individual wage or salary increase or increase in any manner the compensation or fringe benefits of any of its employees, officers or directors, other than general increases in compensation for employees in the ordinary course of business consistent with past practices; or (iv) become a party to or commit itself to fund or otherwise establish any trust or account related to any Employee Plan with or for the benefit of any employee, officer or director;

         (e) sell, transfer or lease any of its or their assets or property (other than the Seller's portfolio of securities, classified assets or REO) having a book value in excess of, or in exchange for consideration in excess of $10,000 to any individual, corporation, or other entity other than a direct or indirect wholly owned subsidiary of the Seller, except in the ordinary course of business, including the sale of loans as a result of mortgage banking operations of the Seller; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization in each case which are material, individually or in the aggregate, to the Seller, other than in connection with the collection of any loan or credit arrangement between Seller and any other person; permit the revocation or surrender by Seller of its certificate of authority to do business or its certificate of authority to maintain, or file an application for the relocation of any existing branch office, or file an application for a certificate of authority to establish a new branch office;

         (f) waive, release, transfer or grant any rights, or modify or change in any material respect, any material leases, licenses or agreements, other than in the ordinary course of business;

         (g) subject any asset or property of Seller to a lien, mortgage, pledge, security interest or other encumbrance (other than in connection with deposits, FHLB advances, repurchase agreements, bankers acceptances, and accounts established in the ordinary course of business, transactions in "federal funds" and any lien, mortgage, pledge, security interest or other encumbrance incurred in the ordinary course of business consistent with past practice) which does not have or could not reasonably be expected to have a Material Adverse Effect on Seller;

         (h) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to or purchase or redeem any shares of the Seller's Common Stock; provided, however, that on March 31, 1997 Seller may declare quarterly cash dividends not to exceed the lesser of $1.00 per share or the net income for any quarterly period for which a dividend is proposed to be paid.

         (i) incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except for deposit liabilities and except for indebtedness incurred in the ordinary course of business or consistent with past practices including short term FHLB advances;

         (j) cancel or compromise any debt or claim which has not previously been charged off, other than in the ordinary course of business and in an aggregate amount which would not have a Material Adverse Effect on the Seller;

         (k) change its method of accounting as in effect as of September 30, 1996, except as required by changes in GAAP or by Regulatory Agencies;

         (l) settle any claim, action or proceeding involving any liability of the Seller for money, damages or other payment in excess of $50,000 or which would place material restrictions upon the operations of the Seller;

         (m) fail to notify SouthTrust promptly of its receipt of any letter, notice or other communication, whether written or oral, from any Regulatory Authority advising that it is contemplating issuing, requiring, or requesting any agreement, memoranda, understanding or similar undertaking, or order, directive, or extraordinary supervisory letter;

         (n) fail to remain in compliance with any capital requirement of any Regulatory Authority to which it is subject;

         (o) fail to maintain and keep its properties in as good repair and condition as at present, except for ordinary wear and tear;

         (p) except in the ordinary course of business and consistent with applicable laws and regulations, make any loan or loan commitment to any of its officers, directors or 5% or more stockholders (or any person or entity controlled by or affiliated with such officer, director or 5% or more stockholder); and

         (q) agree or make any commitment to take any action to do any of the foregoing.

         SECTION 3.03 CONDUCT OF THE BUSINESS OF SOUTHTRUST, ST-SUB AND ST-BANK PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement and except to the extent required by law or regulation, during the period from the date of this Agreement to the Effective Time, SouthTrust, ST-Sub and ST-Bank shall carry on their respective business in the, usual, regular, ordinary course consistent with prudent banking practices. Without limiting the generality of the foregoing and except as consented to in writing by Seller, SouthTrust, ST-Sub and ST-Bank shall not (i) take any action that would cause the representations in Section 2.02 to fail to be true and accurate or that would materially affect the ability of SouthTrust, ST-Sub and ST-Bank to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby (ii) take any action (other than seeking to effect or effecting other acquisitions of financial institutions) which would materially affect or delay the ability of the Seller, SouthTrust, ST-Sub or ST-Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby, (iii) consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless such person shall expressly assume the obligations of SouthTrust, ST-Sub and ST- Bank hereunder,
(iv) amend their Certificates of Incorporation, Charters or Bylaws or other corporate governance documents in any manner which is adverse to, or discriminates against the holders of Seller Common Stock, or (v) authorize or enter into any agreement or commitment to do any of the foregoing.


                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.01 NO SOLICITATION. Seller, acting through any director or officer or other agent shall not now, nor shall it knowingly permit any of its subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Seller, to solicit or encourage, directly or indirectly, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Seller. Except to the extent necessary to comply with the fiduciary duties of the Board of Directors of Seller as advised by counsel, neither Seller, nor any director, officer or other agent of Seller or any representative thereof, shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract or agreement with respect to any takeover proposal, but Seller may communicate information about such a takeover proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Seller shall promptly notify SouthTrust orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. As used in this Section 4.01, "takeover proposal" shall mean any proposal for a merger or other business combination involving Seller or for the acquisition of a significant equity interest in Seller or for the acquisition of a significant portion of the assets of Seller.

         SECTION 4.02  EMPLOYEES, EMPLOYEE BENEFIT PLANS AND DIRECTORS.

         (a) SouthTrust agrees to use its best efforts to reasonably identify, no later than thirty (30) days prior to the Effective Time, the employees of the Seller ("Seller's Employees") who SouthTrust, ST-Sub or ST-Bank intend to offer employment; provided, however, that subject to the provisions of Section 4.02(e) herein, neither SouthTrust, ST-Sub or ST-Bank shall have any duty or obligation to continue to employ any of Seller's Employees beyond the Effective Time. All of Seller's Employees who remain following the Effective Time shall be employed at the will of ST-Bank. No employee of Seller will become a contractual employee of ST-Bank unless such contract is in writing and executed by the President or Chief Executive Officer of SouthTrust, ST-Sub or ST-Bank.

         (b) The parties acknowledge that subject to the provisions of Section 4.02(e) below hereof, nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust, ST-Sub, ST-Bank, or any of its affiliates and any officer or employee of the Seller or any obligation on the part of the SouthTrust or any of its affiliates to employ any such officers or employees.

         (c) The parties agree that, except as otherwise provided in Section 4.02(d) below, appropriate steps shall be taken to terminate all employee benefit plans of the Seller as of the Effective Time or as promptly as practicable thereafter. Following the termination of such plans, SouthTrust agrees that the officers and employees of the Seller who are employed by the Seller (or its successor) following the Effective Time shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                           (i) with respect to the SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the Seller's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                           (ii) credit for each such employee's past service
                  with the Seller prior to the Effective Time ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                (1) determining vacation and sick leave
                           benefits and accruals, in accordance with the established policies of SouthTrust;

                                (2) establishing eligibility for participation
                           in and vesting under SouthTrust's employee benefit plans set forth in Disclosure Schedule 4.02(c) (including both welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service, provided however, notwithstanding anything contained in this Agreement to the contrary, Past Service Credit shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust or the SouthTrust Corporation.

         (d) The parties further agree that the Charter Savings and Loan Association of Florida Employee Savings and the Protection Profit Sharing Plan (the "PS Plan") will either be merged into the SouthTrust Corporation Employees' Profit Sharing Plan (the "ST-Plan") effective as of a date following the Effective Time of the Merger selected by SouthTrust or, if so elected by SouthTrust, terminated as of a date prior to, on or after the Effective Time of the Merger and prior to the January 1 following the Effective Time of the Merger. The determination as to whether the PS Plan shall be terminated or merged into the ST-Plan shall be made by SouthTrust. From and after the January 1 following the Effective Time, or such earlier date as SouthTrust may determine, for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST-Plan and the SouthTrust Corporation Revised Retirement Income Plan (the "ST-Retirement Plan"), employment by the Seller shall be credited as if it were employment by SouthTrust or its affiliates, and such service shall be credited for purposes of determining benefit accrual under the ST-Plan but not under the ST-Retirement Plan.

         (e) (i) SouthTrust will assume and honor in accordance with their terms all existing written employment, change in control, and other compensation agreements between the Seller and any officer, director or employee of the Seller listed on Disclosure Schedule 4.02(e) or as contemplated by this Agreement and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under any other plan referred to in
Section 2.01(n);

             (ii) At the Effective Time, single cash payments will be made to Perry A. LaCaria and Paula Lojko by the Seller in accordance with the provisions of their employment agreements; except as provided by the Amendment to Perry A. LaCaria's Employment Agreement attached hereto as Exhibit B. The method of calculating the cash payments owed under the employment agreements is set forth on Disclosure Schedule 4.02(e); provided, however, that benefits which are dependent on fiscal 1997 performance will be recalculated according to the identical formula immediately prior to the Effective Time and disclosed on
Schedule 4.02(e). At the election of the executives, medical, dental and disability benefits, etc., will be either continued pursuant to the terms of the employment agreements or an amount will be paid to satisfy the obligations for such benefits.

             (iii) At the time of execution of this Agreement, Perry A. LaCaria agrees to enter into the Amendment to his Employment Agreement attached hereto as Exhibit B and at the Effective Time, Mr. LaCaria and ST-Bank agree to enter into the Consulting Agreement attached hereto as Exhibit C.

         (f) At least 60 days prior to the Effective Time SouthTrust will provide to Seller descriptions of all of its Qualified Plans and those non-qualified plans available to non-executive employees of SouthTrust, ST-Sub and ST-Bank which includes information regarding eligibility, vesting and benefits. Materials generally provided to newly hired Employees of SouthTrust, ST-Sub and ST-Bank will be acceptable.

         (g) From and after the Effective Time, all Seller' Employees who become employees of the ST-Bank and who are terminated within one year following the Merger as a result of the elimination of their positions or a reduction of the employee compensation level by more than 10% will be eligible for severance benefits determined in accordance with the Seller's Severance Policy set forth in Disclosure Schedule 4.02(g), as in effect on the date of this Agreement. For the purpose of calculating benefits available, Seller's Employees will receive credit for service with Seller to the same extent and in the same manner as if employees had been employed by SouthTrust, ST-Sub or ST-Bank as the case may be.

         (h) In the event that an employee listed in Disclosure Schedule 4.02(h) remains in the employ of the ST-Bank from the Effective Time until the data system conversion date and such employee's employment is terminated by the Bank due to the elimination of the employee's position or a reduction of the employee compensation level by more than 10% as a result of the data system conversion, such employees will earn the stay bonus amount which is set forth in Disclosure
Schedule 4.02(h); provided, that, Disclosure Schedule 4.02(h) shall be updated to reflect any payroll changes at the Effective Time. Such amount will become due and payable as of the later of the data system conversion date and the date the employee's employment is terminated.

         (i) At the Effective Time, SouthTrust, ST-Sub and ST-Bank acknowledge that the Deferred Compensation Plan maintained by the Seller shall be fully funded and paid to appropriate recipients as set forth in Disclosure Schedule 4.02(i).

         SECTION 4.03  EMPLOYEE STOCK OPTIONS.

         (a) Consideration for Seller Stock Option. Disclosure Schedule 4.03 sets forth a list of each option outstanding on the date of this Agreement, whether or not fully exercisable, under the Option Plans, (collectively, the "Seller Stock Options") to purchase Seller Common Stock heretofore granted by the Seller. Disclosure Schedule 4.03 also sets forth with respect to each Seller Stock Option the option exercise price, the number of shares subject to the option, the date of grant, vesting, exercisability and expiration of the option and whether the option is an incentive stock option or a non-qualified stock option. All rights under the Seller Stock Options shall be treated as provided in Section 4.03(b).

         (b) The Seller Stock Options shall be paid as provided for in Section
1.04 hereof.


         SECTION 4.04  ACCESS AND INFORMATION.

         (a) From the date of this Agreement through the Effective Time, Seller shall afford to each of SouthTrust, ST-Sub and ST-Bank and their authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, except for materials that are legally privileged or which the Seller is prohibited by law from disclosing, during reasonable business hours and after reasonable notice; and SouthTrust, ST-Sub and ST-Bank shall be provided with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel of Seller as they shall from time to time reasonably request, except for materials that are legally privileged or which the Seller is prohibited by law from disclosing. SouthTrust, ST-Sub and ST-Bank agree to conduct any such requests and discussions hereunder in a manner so as not to interfere with normal operations and consumer and employee relationships of Seller. In the event SouthTrust, ST-Sub and ST-Bank learn of any information or matters during such investigation that SouthTrust, ST-Sub and ST-Bank believe may constitute or reveal a material breach of the Seller's representations, warranties, covenants or agreements contained herein, SouthTrust, ST-Sub and ST-Bank shall provide the Seller with a written notice within 15 business days, specifying the information or matters learned and the basis upon which they may constitute or reveal a material breach of the Seller's representations, warranties, covenants or agreements and the Seller has the right to cure such material breach within 20 calendar days from the date of such notice or such longer period as extended by the parties in writing. No breach of a representation, warranty, covenant or agreement that is learned pursuant to SouthTrust's or ST-Bank's investigation contemplated by this Section 4.04 shall constitute a material breach of a representation, warranty, covenant or agreement by Seller under any provision of or for any purpose under this Agreement and the information or matters underlying such breach shall be deemed to have been fully disclosed in Seller's disclosure pursuant to this Agreement, unless SouthTrust, ST-Sub and ST-Bank provide Seller with a written notice relating thereto delivered and the Seller has not cured such breach within the time period provided in the immediately preceding sentence and SouthTrust, ST-Sub and ST-Bank exercise its right to terminate this Agreement on the basis thereof in accordance with Section 6.01(e).

         (b) Each party hereto shall treat as strictly confidential all information received from the other party and shall not divulge to any other person, natural or corporate (other than essential employees and agents of each party) any financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to the other party which it may come to know or which may come into its possession and, if the transactions contemplated hereby are not consummated for any reason, shall promptly return to the other party all material furnished by the other party.

         (c) Each party hereto will not, and will cause its respective representatives not to, use any information obtained from any other such party as a result of this Agreement (including this Section 4.04) or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof, including work papers and other materials derived therefrom (collectively, the "Confidential Information") for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, regulation and applicable Regulatory Agencies, each party hereto will keep confidential, and will cause its respective representatives to keep confidential, all Confidential Information relating to or furnished by any other such party unless such information (i) was already or becomes known to the general public, other than from a prohibited disclosure by a party to this Agreement or its representatives, (ii) becomes available to such party or an affiliate of such party from sources (other than another party to this Agreement or its representatives) not bound by a confidentiality obligation or agreement, (iii) is disclosed with the prior written approval of the party which furnished such Confidential Information or (iv) is or becomes readily ascertainable from published information. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party hereto and its respective representatives shall promptly cause all Confidential Information in the possession of itself and its representatives, including all copies or extracts thereof, to be returned to the party which furnished the same.

         SECTION 4.05 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. SouthTrust, ST-Sub, ST-Bank and the Seller shall, (a) make as soon as practicable (or cause to be made) but in no event later than 30 calendar days from the date of the Agreement, (or cause to be made) any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers, (c) use reasonable efforts to obtain all such approvals, consents or waivers, to respond to all inquiries and requests for information from regulatory authorities, (d) apprise each other of the content of all communications with regulatory authorities with respect to all filings and applications, and (e) deliver to the other copies of all such filings and applications (except for materials that are legally privileged or which it is prohibited by law from disclosing) promptly after they are filed.

         SECTION 4.06 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         SECTION 4.07 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter the Seller and SouthTrust shall consult with each other in issuing any press releases or similar public disclosure with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto; provided, however, that nothing contained in this Section 4.07 shall prohibit any party from responding to questions from the business press or, following notification to the other parties to this Agreement, from making any disclosure which, after consultation with its counsel, it deems necessary to comply with the requirements of applicable law or regulation.

         SECTION 4.08  INDEMNIFICATION.

         (a) From and after the Effective Time through the fourth anniversary of the Effective Time, SouthTrust, ST-Sub and ST-Bank on a joint and several basis agree to indemnify and hold harmless each present and former director and officer of the Seller and each officer or employee of the Seller that is serving or has served as a director or trustee of another entity expressly at the Seller's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent then permitted under OTS rules and regulations, and to advance any such costs to each Indemnified Party as they are from time to time incurred (subject to receipt of an undertaking to repay such advances if it is ultimately judicially determined that such Indemnified Party is not entitled to indemnification).

         (b) Any Indemnified Party wishing to claim indemnification under
Section 4.08(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify SouthTrust, ST-Sub and ST-Bank thereof, but the failure to so notify shall not relieve SouthTrust, ST-Sub and ST-Bank of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the indemnifying party.

         (c) SouthTrust shall acquire and maintain for a period of four years following the Effective Time, directors' and officers' liability insurance, providing substantially the same coverage as the existing directors' and officers' liability insurance of the Seller for all persons who are directors and officers of the Seller on the date hereof provided that the annualized cost of such insurance is not more than 150% of the Seller's current annual premium.

         SECTION 4.09  SHAREHOLDER APPROVAL.

         (a) Seller shall take all action necessary, in accordance with applicable law and its charter or certificate of incorporation and bylaws, to convene a meeting of the holders of the Seller Common Stock (the "Shareholder Meeting") as promptly as practicable for the purpose of considering and voting on the approval and adoption of this Agreement. Seller Board of Directors, subject to its fiduciary duties, (i) shall recommend at its Shareholder Meeting that the holders of the Seller Common Stock, as the case may be, vote in favor of and approve and adopt this Agreement and (ii) shall use its reasonable best efforts to solicit such approvals.

         (b) ST-Sub as sole shareholder of ST-Bank, shall approve this Agreement.

         SECTION 4.10  REGISTRATION STATEMENT.

         (a) As soon as practicable after the Effective Time, SouthTrust shall prepare and file with the SEC a Registration Statement on Form S-3 ("Post-Effective Registration Statement") covering SouthTrust Common Stock issuable to the holders of Seller Common Stock in the Merger. SouthTrust shall use its best efforts to cause the Post-Effective Registration Statement to become effective under the Securities Act within forty-five (45) days after the Effective Time (and will use its best efforts to maintain the effectiveness of such Post-Effective Registration Statement for a period of two years following the Effective Time), which Post-Effective Registration Statement shall permit all the shareholders of Seller who receive SouthTrust Common Stock in the Merger to resell such SouthTrust Common Stock through the facilities of The Nasdaq National Market; provided, however, that if, in the opinion of counsel for SouthTrust, the transaction may not be effected by use of a Post-Effective Registration Statement on Form S-3, SouthTrust prior to the Effective Time, shall file with the SEC, and use its best efforts to cause the Registration Statement to become effective on Form S-4.

         (b) SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Common Stock to be issued in connection with the transactions contemplated by this Agreement under applicable federal securities laws and state blue sky securities laws, as appropriate.

         (c) Seller shall promptly furnish all information concerning it and the holders of its capital stock as SouthTrust may reasonably request in connection with such action, and SouthTrust shall provide the Seller with reasonable opportunity to review and comment upon the content of any registration statement filed in connection with this Agreement.

         (d) SouthTrust represents and covenants that any registration statement filed in connection with this Agreement and any amendment or supplement thereto, at the date of mailing to shareholders of the Seller and the date of the Shareholder Meeting, if applicable, will be in material compliance with all relevant rules and regulations of the SEC and, with respect to SouthTrust and the transactions contemplated herein, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.11 AFFILIATE LETTERS. Seller shall disclose in Disclosure
Schedule 4.11 each person whom it reasonably believes is an "affiliate" of the Seller for purposes of the Securities Act of 1933 and for purposes of qualifying the Merger for "pooling of interests" accounting treatment. Seller shall use its reasonable efforts to cause each person to deliver to SouthTrust not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit A to this Agreement, providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of SouthTrust Common Stock to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder and providing that such person shall not sell or otherwise reduce such person's risk relative to any shares of Common Stock during the period commencing 30 days prior to the

Effective Time and will not sell or otherwise reduce such person's risk relative to such shares of SouthTrust Common Stock until publication of financial results covering at least 30 days of combined operations of the SouthTrust. SouthTrust shall publish financial results covering at least 30 days of combined operation of SouthTrust as soon as practicable following the Effective Time.

         SECTION 4.12 TAX OPINION. SouthTrust and Seller agree to use their reasonable efforts to obtain a written opinion of Muldoon, Murphy & Faucette or such other counsel reasonably acceptable to both parties, addressed to SouthTrust and Seller, dated the Closing Date, subject to the customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Code; (b) the exchange in the Merger of SouthTrust Common Stock will not give rise to gain or loss to the stockholders of the Seller with respect to the exchange (except to the extent of any cash received), and (iii) each of SouthTrust and Seller will be a party to that reorganization within the meaning of Section 368(a)(1)(C) of the Code. In rendering the tax opinion, counsel shall be entitled to rely upon representations of officers of SouthTrust and Seller. Each of the parties undertake and agree to use its best efforts to effect the Merger, and to take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code.

         SECTION 4.13 ACCOUNTING. This transaction shall be accounted for under the pooling of interests method of accounting.

         SECTION 4.14 LISTING. SouthTrust shall file such notification for the listing on The Nasdaq National Market as may be necessary in connection with the proposed issuance of the shares of SouthTrust Common Stock to be issued to the holders of Seller Common Stock pursuant to the Merger.

         SECTION 4.15 CERTIFICATION OF LOAN COMMITMENTS. Seller shall deliver a report and certification to SouthTrust setting forth and describing the commitments or arrangements to extend credit to any person or entity, whether written or oral, made within 45 days prior to the Effective Time, which remain unfunded as of the Effective Time.

                                    ARTICLE V

                           CONDITIONS TO CONSUMMATION

         SECTION 5.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

         (a) this Agreement shall have been approved by the requisite vote of the holders of the Seller Common Stock at the Shareholder Meeting in accordance with applicable law and by the sole shareholder of ST-Bank;

         (b) all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

         (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

         (d) SouthTrust shall have received all federal and state securities laws or "Blue Sky" permits or other authorizations or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Common Stock pursuant to the terms of this Agreement;

         (e) the Registration Statement, if applicable, shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC;

         (f) the shares of SouthTrust Common Stock issuable pursuant to the Merger shall have been approved for listing on The Nasdaq National Market; and

         (g) each party shall have received the opinion of Muldoon, Murphy & Faucette, dated the date of the Closing, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(C) of the Code.

         SECTION 5.02 CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST, ST-SUB AND ST-BANK UNDER THIS AGREEMENT. The obligations of SouthTrust, ST-Sub and ST-Bank to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by SouthTrust, ST-Sub and ST-Bank:

         (a) each of the obligations, covenants and agreements of the Seller required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all respects, except as to the failure to perform an obligation, covenant or agreement that would not, individually or in the aggregate, result in a Material Adverse Effect on Seller taken as a whole, and SouthTrust, ST-Sub and ST-Bank shall have received a certificate to the foregoing effect dated the Effective Time and signed by the President and Chief Financial Officer of the Seller;

         (b) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made at and as of the Effective Time except (i) as to any representation or warranty which specifically relates to an earlier date and (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on Seller) and SouthTrust, ST-Sub and ST-Bank shall have received a certificate to the foregoing effect dated the Closing Date signed by the President and the Chief Financial Officer of the Seller;

         (c) SouthTrust, ST-Sub and ST-Bank shall have received certified copies of the resolutions or documents of like import evidencing the authorization of this Agreement and the consummation of the transactions contemplated hereby by the Seller's Board of Directors and the Seller's shareholders;

         (d) SouthTrust, ST-Sub and ST-Bank shall have received a certificate of corporate existence from the Seller (such certificate to be dated as of a day as close as practicable to the date of the Closing);

         (e) Subject to SouthTrust's, ST-Sub's and ST-Bank's compliance with
Section 4.05, none of the approvals or consents referred to in Section 5.01(b) hereof shall contain any non-standard condition (whether such condition is non-standard shall be determined based on the practices and procedures of the applicable regulatory or governmental body as of the date of this Agreement) which would, or would be reasonably likely to, have a Material Adverse Effect on SouthTrust, taken as a whole, and giving effect to the completion of the transactions contemplated hereby;

         (f) SouthTrust, ST-Sub and ST-Bank shall have received an opinion or opinions, dated the date of the Closing, from Muldoon, Murphy & Faucette, special counsel to the Seller, to the effect that:

             (i) the Seller is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States;

             (ii) the Seller has all requisite power and authority, corporate and otherwise, (a) to own, operate and lease its assets, properties and business, (b) to carry on its business substantially as it has been and is now being conducted, and (c) to enter into this Agreement and Plan of Merger and, subject to the receipt of all requisite regulatory approvals and the expiration of all applicable waiting periods, to consummate the transactions contemplated hereby;

             (iii) the execution, delivery and performance of this Agreement and Plan of Merger and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Seller's Board of Directors, and all necessary corporate action on the part of the Seller (including the adoption of this Agreement and Plan of Merger by the stockholders of Seller) has been taken;

             (iv) this Agreement and Plan of Merger has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller and is enforceable against the Seller (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines);

             (v) the execution and delivery of this Agreement and Plan of Merger did not, and the consummation of the transactions contemplated hereby, with or without the giving of notice or the lapse of time, or both, will not (a) violate any provision of the Certificate, Charter or Bylaws of the Seller; (b) to the best knowledge of such counsel, violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Seller pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which they or any of their properties or assets may be bound, which would have a Material Adverse Effect on the Seller; or (c) to the best knowledge of such counsel, violate any statute, rule or regulation applicable to the Seller, which would have a Material Adverse Effect on the Seller;

                  (vi) to the best knowledge of such counsel, there are no actions, suits, proceedings or investigations (public or private) of any nature, pending or threatened, that challenge the validity or legality of the transactions contemplated by this Agreement and Plan of Merger or which seek or threaten to restrain, enjoin or prohibit (or obtain substantial damages in connection therewith) the consummation of such transactions;

                  (vii) to the best knowledge of such counsel, there is no litigation, appraisal or other proceeding or governmental investigation pending or threatened against or relating to the Seller which would have a Material Adverse Effect on the Seller;

                  (viii) the Registration Statement and the prospectus included therein, (if applicable) or any amendments thereto, or the Proxy Statement/PPM, and any supplement or amendment thereto complied, as to form in all material respects with the requirements of all applicable laws with respect to information provided for inclusion therein by the Seller at the effective time of the Registration Statement, on the date of the mailing thereof to the stockholders of the Seller and on the date of the special meeting of stockholders; and

                  (ix) all of the issued and outstanding shares of the Seller Common Stock as of the Effective Time are duly authorized, validly issued, fully paid and non-assessable and are free of any pre-emptive or similar rights;

         (g) SouthTrust shall have received a letter, dated the date of the Closing, from Muldoon, Murphy & Faucette, special counsel to the Seller, to the effect that no facts have come to the attention of such counsel, with respect to information provided by Seller for inclusion in the Proxy Statement/PPM and the Registration Statement and prospectus included therein, if applicable, and any supplements or amendments thereto, which would lead such counsel to believe that the Proxy Statement/PPM or the Registration Statement and prospectus included therein, if applicable, and any supplement or amendment thereto, on the date of the mailing thereof and on the date of the meeting of stockholders of Seller, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (it being understood that such counsel need express no opinion with respect to the fairness opinion, financial statements and notes thereto and other financial, statistical and accounting information included in the Proxy Statement/PPM and the Registration Statement and prospectus included therein, if applicable); provided, however, that such counsel may state that they have not independently verified the accuracy, completeness or fairness of the statements contained in the Proxy Statement/PPM and the Registration Statement and prospectus included therein, if applicable, and the limitations inherent in their participation in the preparation of the Proxy Statement/PPM and the Registration Statement and prospectus included therein, if applicable, and that the knowledge available to them is such that they are unable to assume, and do not assume, responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement/PPM and the Registration Statement and prospectus included therein, if applicable.

         (h) the Seller shall have furnished SouthTrust, ST-Sub and ST-Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as SouthTrust, ST-Sub and ST-Bank may reasonably request.

         SECTION 5.03 CONDITIONS TO THE OBLIGATIONS OF THE SELLER UNDER THIS AGREEMENT. The obligations of the Seller to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Seller:

         (a) each of the obligations, covenants and agreements of SouthTrust, ST-Sub and ST-Bank, respectively, required to be performed by them at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all respects except as to the failure to perform an obligation, covenant or agreement that would not, individually or in the aggregate, result in a Material Adverse Effect on (a) SouthTrust, ST-Sub or ST-Bank, in their individual corporate capacities, or (b) SouthTrust, taken as a whole, as the case may be and as provided in the Agreement, and the Seller shall have received a certificate to the foregoing effect dated the Closing Date and signed by the President and Chief Financial Officer of SouthTrust, ST-Sub and ST-Bank;

         (b) the representations and warranties of SouthTrust, ST-Sub and ST-Bank contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except (i) as to any representation or warranty which specifically relates to an earlier date, and (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate constitute a Material Adverse Effect on (a) SouthTrust, ST-Sub, or ST-Bank, in their individual corporate capacities, or (b) SouthTrust, taken as a whole, as the case may be and as provided in Section 2.02 of the Agreement, and the Seller shall have received a certificate to the foregoing effect dated the Closing Date signed by the President and the Chief Financial Officer of SouthTrust, ST-Sub and ST-Bank.

         (c) the Seller shall have received an opinion at the time of execution of this Agreement, and a written opinion dated not more than five (5) days prior to the date of the Proxy Statement/PPM to the effect that in the opinion of such firm, the consideration to be received in the Merger by the stockholders of Seller is fair to the stockholders of Seller from a financial point of view and such opinion shall not have been withdrawn or materially modified prior to the Effective Time.

         (d) the Seller shall have received a certificate of corporate existence from SouthTrust, ST-Sub and ST-Bank (such certificate to be dated as of a day as close as practicable to the date of the Closing);

         (e) the Seller shall have received an opinion, dated the date of the Closing, from Bradley, Arant, Rose & White, legal counsel for SouthTrust, ST-Sub and ST-Bank to the effect that:

                  (i) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, ST-Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and ST-Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States;

                  (ii) SouthTrust, ST-Sub and ST-Bank have all requisite power and authority, corporate and otherwise, (a) to own, operate and lease their assets, properties and businesses, (b) to carry on their businesses substantially as they have been and are now being conducted, and (c) to enter into this Agreement and Plan of Merger and, subject to the receipt of all requisite regulatory approvals and the expiration of applicable waiting periods, to consummate the transactions contemplated hereby;

                  (iii) the execution, delivery and performance of this Agreement and Plan of Merger and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Boards of Directors of SouthTrust, ST-Sub and ST-Bank, and all necessary corporate action on the part of SouthTrust, ST-Sub and ST-Bank has been taken;

                  (iv) this Agreement and Plan of Merger has been duly executed and delivered by SouthTrust, ST-Sub and ST-Bank and constitutes the valid and binding obligation of SouthTrust, ST-Sub and ST-Bank and is enforceable against SouthTrust, ST-Sub and ST-Bank (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines);

                  (v) the execution and delivery of this Agreement and Plan of Merger did not, and the consummation of the transactions contemplated hereby, with or without the giving of notice or the lapse of time, or both, will not (a) violate any provision of the Articles of Incorporation, Charters or Bylaws of SouthTrust, ST-Sub and ST-Bank; (b) to the best knowledge of such counsel, violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of SouthTrust, ST-Sub or ST-Bank pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which SouthTrust, ST-Sub or ST-Bank is a party or by which they or any of their properties or assets may be bound, which would have a Material Adverse Effect on (a) SouthTrust, ST-Sub or ST-Bank in their individual corporate capacities, or (b) SouthTrust, taken as a whole; or (c) to the best knowledge of such counsel violate any statute, rule or regulation applicable to SouthTrust, ST-Sub and ST-Bank, which would have a Material Adverse Effect on SouthTrust, taken as a whole;

                  (vi) to the best knowledge of such counsel there are no actions, suits, proceedings or investigations (public or private) of any nature, pending or threatened, that challenge the validity or legality of the transactions contemplated by this Agreement and Plan of Merger or which seek or threaten to restrain, enjoin or prohibit (or obtain substantial damages in connection therewith) the consummation of such transactions;

                  (vii) all regulatory and governmental approvals and consents which are necessary to be obtained by SouthTrust, ST-Sub and ST-Bank to permit the execution delivery and performance of the Agreement have been obtained:

                  (viii) the Registration Statement and the prospectus included therein, (if applicable) or any amendments thereto, or the Proxy Statement/PPM or and any supplements or amendments thereto complied in all material respects as to form with the requirements of all applicable laws with respect to information provided for inclusion therein by SouthTrust, at the effective time of the Registration Statement, on the date of the mailing thereof to the stockholders of the Seller and on the date of the special meeting of stockholders;

                  (ix) all of the issued and outstanding shares of SouthTrust Common Stock, including the shares to be issued to the stockholders of the Seller pursuant to this Agreement and Plan of Merger, are (or when issued in accordance with this Agreement and Plan of Merger, will be) duly authorized, validly issued, fully paid and non-assessable and free of any pre-emptive or similar rights; and

                  (x) The SouthTrust Common Stock to be issued pursuant to the terms of this Agreement shall be exempt from registration under the Securities Act of 1933, as amended, by virtue of the exemption afforded by
Section 4(2) and Regulation D thereof and is exempt from all registration, and qualification requirements of state securities or Blue Sky laws; provided, however, that if the Registration Statement (if applicable) is utilized by SouthTrust in order to effect the transactions contemplated by the Agreement, the SouthTrust Common Stock to be issued pursuant to the Agreement shall have been registered by the Securities Act of 1933, as amended.

         (f) The Seller shall have received a letter, dated the date of the Closing, from Bradley, Arant, Rose & White, legal counsel to SouthTrust, ST-Sub and ST-Bank, to the effect that no facts have come to the attention of such counsel with respect to information provided by SouthTrust, ST-Sub and ST-Bank for inclusion in the Proxy Statement/PPM, and the Registration Statement and prospectus included therein, if applicable, and any supplements or amendments thereto, which would lead such counsel to believe that the Proxy Statement/PPM or the Registration Statement and prospectus included therein, if applicable, and any supplement or amendment thereto, on the date of the mailing of the Proxy Statement/PPM, and on the date of the meeting of shareholders of Seller, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein, or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, (it being understood that such counsel need express no opinion with respect to the fairness opinion, financial statements and notes thereto and other financial, statistical and accounting information included in the Proxy Statement/PPM, and the Registration Statement and prospectus included therein, if applicable); provided, however, that such counsel may state that they have not independently verified the accuracy, completeness or fairness of the statements contained in the Proxy Statement/PPM and the Registration Statement and the prospectus included therein, if applicable, and the limitations inherent in their participation in the preparation of the Proxy Statement/PPM and the Registration Statement and prospectus included therein, if applicable, and that the knowledge available to them is such that they are unable to assume, and do not assume, responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement/PPM and the Registration Statement and prospectus included therein.

         (g) SouthTrust, ST-Sub and ST-Bank shall have furnished to the Seller with such certificates of its officers and others and such other documents to evidence fulfillment of the conditions set forth in this Section
5.03 as the Seller may reasonably request.

                                   ARTICLE VI

                                   TERMINATION

         SECTION 6.01 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of the Seller;

         (a) by the mutual consent of SouthTrust, ST-Sub and ST-Bank and the Seller in a written instrument if the board of directors of each so determines by a vote of a majority of the members of its entire board;

         (b) by SouthTrust, ST-Sub and ST-Bank or the Seller (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), (i) in the event of a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; or (iii) in the event that any of the conditions precedent to the obligations of terminating party to consummate the Merger cannot be satisfied or fulfilled and has not been waived, in any case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party.

         (c) by SouthTrust, ST-Sub and ST-Bank or the Seller by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, or (iii) the holders of Seller Common Stock shall fail to approve and adopt this Agreement; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 6.01(c) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) by SouthTrust, ST-Sub and ST-Bank or the Seller, in the event that the Merger is not consummated by June 30, 1997, unless the failure of such occurrence is due to the failure to perform or comply with any covenant or agreement contained in this Agreement by the party seeking to terminate; or

         (e) by SouthTrust, ST-Sub and ST-Bank by written notice to the Seller in the event that there has occurred since the date of this Agreement an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect on the Seller; provided that SouthTrust, ST-Sub and ST-Bank shall have given the Seller thirty (30) calendar days prior written notice of such termination, and the Seller shall not have remedied such event, condition, change or occurrence by the end of such thirty-day period and, provided further, that any exclusions from Material Adverse Effect under Section 2.01(h) shall not be deemed an event that would permit SouthTrust, ST-Sub and ST-Bank to terminate this Agreement.

         SECTION 6.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either SouthTrust, ST-Sub and ST-Bank or the Seller as provided in
Section 6.01, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or to their respective officers or directors except that (i) Sections 4.04(b), 4.04(c), and 8.07, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         SECTION 6.03 THIRD PARTY TERMINATION. In recognition of the efforts and expenses of, and other opportunities foregone by SouthTrust, ST-Sub and ST-Bank while structuring the Merger, the parties agree that the Seller shall pay to SouthTrust a termination fee of $500,000 in cash (the "Termination Fee") on demand if, during a period of twelve (12) months after the date hereof, the Merger has not been completed and any of the foregoing occurs:

         (a) Any person other than SouthTrust or an affiliate of SouthTrust acquires beneficial ownership of 50% or more of the then outstanding Seller Common Stock;

         (b) The Seller, without having received SouthTrust's, ST-Sub's and ST-Bank's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than SouthTrust, ST-Sub or ST-Bank, or the Seller's Board of Directors recommends that the shareholders of the Seller approve or accept any Acquisition Transaction with any person other than SouthTrust, ST-Sub or ST-Bank. For purposes of this Agreement, "Acquisition Transaction" shall mean
(x) a merger or consolidation, or any similar transaction, involving the Seller,
(y) a purchase, lease or other acquisition of all or substantially all of the assets of the Seller or (z) a purchase or other acquisition

(including by way of merger, consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Seller; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the Seller and an affiliate; or

         (c) If a bona fide proposal is made by a third party to the Seller or its shareholders to engage in an Acquisition Transaction and after such proposal is made any of the following events occurs: the Seller willfully breaches any covenant or obligation contained in the Agreement and such breach entitles SouthTrust, ST-Sub and ST-Bank to terminate this Agreement; the Shareholder Meeting is not held or is canceled prior to termination of this Agreement for reasons other than the fault of SouthTrust, ST-Sub and ST-Bank; or the Seller's Board of Directors withdraws or modifies in a manner adverse to SouthTrust, ST-Sub and ST-Bank the recommendation of the Seller's Board of Directors with respect to this Agreement.

         Notwithstanding the foregoing, the Seller shall not be obligated to pay to the SouthTrust the Termination Fee if the Seller validly terminates this Agreement pursuant to Section 6.01(b) or, prior to the Termination Fee becoming payable, the Seller terminates this Agreement pursuant to Section 6.01(c) or
(d).

         SECTION 6.04 SPECIFIC ENFORCEMENT. In the event that this Agreement is terminated by a party (the "Aggrieved Party") solely by reason of the willful material breach by the other party ("Breaching Party") of any of its representations, warranties, covenants or agreements contained herein then the Aggrieved Party shall be entitled to such remedies and relief against the Breaching Party as are available at law or in equity. Moreover, the Aggrieved Party without terminating this Agreement shall be entitled to specifically enforce the terms hereof against the Breaching Party in order to cause the Merger to be consummated. Each party acknowledges that there is not an adequate remedy at law to compensate the other party relating to the non-consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

                                   ARTICLE VII

                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

         SECTION 7.01 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the provisions of Article V and VI, the closing of the transactions contemplated hereby shall take place at the offices of SouthTrust on such date (the "Closing Date") or such other place as mutually agreed to by parties hereto and at such time as parties mutually agree to within thirty (30) business days after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed by the parties. Subject to the provisions of this Agreement, on the Closing Date, notice of the Merger and any other applicable filing, if any, shall be given to the OCC and the OTS. The date of such filings are herein called the "Effective Date." The "Effective Time" of the Merger shall be the time on the Effective Date as set forth in such filings.

         SECTION 7.02 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to SouthTrust, ST-Sub and ST-Bank and the Seller the documents and instruments required to be delivered under Article V.


                                  ARTICLE VIII

                                  OTHER MATTERS

         SECTION 8.01 CERTAIN DEFINITIONS; INTERPRETATION. As used in this Agreement, the following term shall have the meanings indicated, unless the context otherwise requires:

                  "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

         When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include, "includes, or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

         SECTION 8.02 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements contained in this Agreement (or in any instrument delivered pursuant to this Agreement) shall not survive beyond the Effective Time, except for the agreements contained in this Section 8.02 and in Article I and Sections 4.02, 4.08, 4.10, and 8.06 hereof and provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive SouthTrust, ST-Sub, ST-Bank or the Seller (or any of their respective directors, officers, employees or agents of any defense in law or equity which otherwise would be available against the claim of any person, including without limitation any stockholder or former stockholder of either SouthTrust or the Seller, the aforesaid representations, warranties and covenants being material inducements to the consummation by SouthTrust, ST-Sub, ST-Bank and the Seller and the Surviving Bank of the transactions contemplated hereby.

         SECTION 8.03 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors, at any time before or after approval hereof by the shareholders of the Seller but, after such approval, no amendment shall be made which reduces the amount or changes the form of the Merger Consideration as provided in Section 1.02 or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing specifically referring to this
Section 8.03 and signed on behalf of each of the parties hereto.

         SECTION 8.04 WAIVER. At any time prior to the Effective Time, SouthTrust, ST-Sub and ST-Bank, on the one hand, and the Seller, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Section
8.04 and signed on behalf of such party.

         SECTION 8.05 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.06 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware and the United States, without regard to conflicts of laws principles.

         SECTION 8.07 EXPENSES. Except as provided elsewhere herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. In the event one of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and related litigation) shall be borne by the losing party.

         SECTION 8.08 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be delivered by hand, overnight courier or by facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile number as such party may specify by notice hereunder, and shall be deemed to have been delivered as of the date so delivered.

         If to the Seller, to:          Charter Bank
                                        5300 West Atlantic
                                        Delray Beach, Florida 33444

                                        Facsimile: (561) 498-5089
                                        Attention: Perry A. LaCaria

                  and                   Muldoon, Murphy & Faucette
                                        5101 Wisconsin Avenue, N.W.
                                        Washington, D.C. 20016

                                        Facsimile: (202) 966-9409
                                        Attention: Mary M. Sjoquist, Esq.

         If to SouthTrust, ST-Sub or ST-Bank, to:

                                    SouthTrust Corporation
                                    420 North 20th Street
                                    Birmingham, Alabama 35203

                                    Facsimile: (205) 254-5022
                                    Attention: Mr. Frederick W. Murray, Jr.

         With copies to:            Bradley, Arant, Rose & White
                                    1400 Park Place Tower
                                    2001 Park Place
                                    Birmingham, Alabama 35203

                                    Facsimile: (205) 251-8611
                                    Attention: C. Larimore Whitaker, Esq.

         SECTION 8.09 ENTIRE AGREEMENT; ETC. This Agreement, together with the Disclosure Schedules, the Exhibits and the Plan of Merger, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and intended beneficiaries. Except as to Section 4.02,
4.08 and 4.10, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.10 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

         SECTION 8.11 SCHEDULES NOT ADMISSIONS. Inclusion in any Exhibit hereto or in the Disclosure Schedules of any statement or information by the Seller shall not constitute an admission that such information is required (by reason of materiality or otherwise) to be furnished as part of such Disclosure Schedules, or otherwise under this Agreement or an admission against interest with respect to any person not a party hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                CHARTER BANK


ATTEST:                         By:  /s/ Perry A. LaCaria
                                     --------------------------------
                                     Perry A. LaCaria
/s/ Renate E. Jaspert           Its: President and Chief Executive Officer
---------------------------

                                SOUTHTRUST BANK OF FLORIDA, N.A.


ATTEST:                         By:  /s/ Charles E. Hughes, Jr.
                                     --------------------------------
                                     Charles E. Hughes, Jr.
/s/ Mary E. Zveare              Its: Chairman, President and
----------------------------         Chief Executive Officer


                                SOUTHTRUST OF FLORIDA, INC.


ATTEST:                         By:  /s/ Alton E. Yother
                                     --------------------------------
                                     Alton E. Yother
/s/ Aubrey Barnard              Its: Vice President
---------------------------


                                SOUTHTRUST CORPORATION


ATTEST:                         By:  /s/ Alton Yother
                                     --------------------------------
                                     Alton E. Yother
/s/ Aubrey Barnard              Its: Senior Vice President
---------------------------